Exhibit n.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the captions “Senior Securities” and “Experts” and to the use of our reports (a) dated February 26, 2007, with respect to the consolidated financial statements, including the consolidated schedules of investments, and consolidated financial highlights and (b) dated April 26, 2007, with respect to the senior securities table of MCG Capital Corporation, in the Registration Statement (Form N-2 No. 333-            ) and related Prospectus of MCG Capital Corporation for the registration of 35,000,000 shares of its common stock.

McLean, Virginia

April 26, 2007